Exhibit 10.1

MUTUAL TERMINATION
OF
LICENSE AGREEMENT

This Mutual Termination of License Agreement (this “Termination”) is made and entered into on January 7, 2019 (the “Execution Date”), by and between Level Brands, Inc., a North Carolina corporation (“Licensor”), and Isodiol International Inc., a Canadian corporation (“Licensee”). Licensor and Licensee may be referred to herein each as a “Party” or collectively as the “Parties”.

WHEREAS, Licensor and Licensee are parties to a License Agreement, dated as of December 30, 2017, which was activated by the “Go Notice”, dated as of January 16, 2018, and amended by the First Amendment to License Agreement, dated as of January 19, 2018 (as amended, the “License Agreement”).

WHEREAS, the Parties acknowledge that certain of the deal terms set forth in the License Agreement, including the periodic stock payments required by Licensee to Licensor, have become unintentionally punitive to Licensee as the result of a change in the stock price of Licensee.

WHEREAS, the Parties have been in negotiations concerning ways to amend the terms and conditions of the License Agreement in light of the Parties’ respective changes in circumstances and have been unable to arrive at mutually acceptable terms.

NOW, THEREFORE, in consideration of the mutual promises herein contained and such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Recitals. The foregoing recitals are substantive provisions of this Termination and are incorporated herein as if restated in their entirety.

2. Termination. Each Party to this Termination hereby agrees to terminate the License Agreement in its entirety, effective as of October 1, 2018, in exchange for the issuance of 500,000 shares of Licensee’s common stock to Licensor upon the Execution Date (the “Termination Shares”). Licensee agrees to pay or issue the Termination Shares, as the case may be, on or prior to January 10, 2019. The Parties understand and agree that a portion of the Termination Shares (having a value of US$62,500) shall be treated as repayment of the existing US$62,500 payable owed by Licensee to Licensor.

3. Stock Valuations. The Termination Shares will be valued at the closing price of said stock in Canadian currency on the Canadian Securities Exchange (i.e., the CSE) on the Execution Date. Any fractional Termination Shares shall be rounded down to the nearest whole share and eliminated; no scrip shall issue.

4. Stock Restrictions. Issuance of the Termination Shares shall be subject in all respects to Isodiol's transfer agent protocols, bear all restrictive legends applicable to private placements of securities in the country of issuance of the Termination Shares, and be subject to an additional 'lock up' of the Termination Shares to be released in six (6) equal installments on each six (6) month anniversary of closing (i.e., within a total of thirty-six (36) months from closing) (collectively, the “Termination Shares Restrictions”).

Mutual Termination of License Agreement

5. Share Certificates. Isodiol shall issue and deliver certificates representing the Termination Shares.

6. Assignment. Notwithstanding this Termination of the License Agreement, Licensee and Licensee’s wholesalers, distributors, and retailers shall have the right to sell or otherwise liquidate all inventory of Licensed Products for a period of six (6) months from the Execution Date.

7. Mutual Releases. Other than with respect to the rights and obligations set forth in this Termination, each Party does hereby release, waive, and forever discharge the other Party (each, a “Released Party”) of and from any and all manner of actions, causes of actions, claims, suits, debts, demands, judgments, agreements, and/or obligations of any nature whatsoever, at law or in equity, whether known or unknown, suspected, or asserted, matured or unmatured, accrued or unaccrued, direct or indirect, which it ever had, now has, or which it hereafter can, shall, or may have, or claim to have, for or by reason of any cause, matter, event, occurrence, or thing whatsoever from the beginning of the world to the Execution Date asserted in or which could have been asserted by the Parties or a third party in relation to the mutual business dealings of the Parties referenced in this Termination (the “Mutual Business Dealings”), or in any mediation, arbitration, administrative, or regulatory proceeding, tribunal, or court of law arising out of or connected with, directly or indirectly, any and all dealings, contracts, agreements, transactions, events, or other activities between or among the Parties and any third party to the Mutual Business Dealings; provided, however, the term “Mutual Business Dealings” shall not include any right, title or interest Licensor may have as an owner or former owner in any third party or affiliate or otherwise related to any transaction or arrangement between Licensor and any third party or affiliate to the extent the subject matter of which does not directly relate to the License Agreement.

8. Mutual Non-Disclosure. Each Party hereby agrees to safeguard and hold confidential from disclosure to unauthorized parties all non-public information relating to this Termination and the Mutual Business Dealings. For purposes of the foregoing, only officers, directors, and employees of either Party or its affiliates, including managers, accountants, auditors, and attorneys, shall be authorized parties on a “need to know basis” consistent with their respective positions, legal obligations, and responsibilities. Notwithstanding the foregoing, each Party agrees that the other Party may issue a news release and make regulatory filings concerning this Termination as may be reasonably necessary to satisfy any public company reporting requirements of such Party, subject to prior consultation with the other Party concerning the content of said disclosures.

9. Mutual Non-Disparagement. Each Party agrees that it will not make any statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage any Party, its affiliates, or their respective managers, officers, directors, employees, advisors, businesses, or reputations. Notwithstanding the foregoing, nothing in this Termination shall preclude a Party from making truthful statements or disclosures that are required by applicable law, regulation, or legal process.

Mutual Termination of License Agreement

10. Miscellaneous. Each Party agrees that: (i) it has had a full and complete opportunity to consult with legal counsel or other advisers of its own choosing concerning the terms, enforceability, and implications of this Termination, and no Party has made any representations or warranties to any other Party concerning the terms, enforceability, and implications of this Termination other than as reflected in this Termination; (ii) it has had a full and fair opportunity to review, comment, and make compromise revisions to this Termination; (iii) this Termination shall be governed by and interpreted in accordance with the laws of the State of North Carolina without giving effect to the conflicts of laws principals thereof; (iv) it hereby submits to the jurisdiction and venue of the state and federal courts located in the State of North Carolina for purposes of any arbitration or litigation related to this Termination; (v) each provision of this Termination is severable, and the unenforceability or invalidity of any provision of this Termination shall not affect the validity or enforceability of the remaining provisions of this Termination; provided, however, that each Party shall use reasonable efforts to give effect to the economic or other intended purpose of any provision that is unenforceable or invalid; (vi) this Termination may be executed in counterparts, each of which when executed and delivered shall be deemed an original, but all of which shall constitute one and the same instrument; and (vii) this Termination may be executed by original, facsimile, and electronic signatures, each of which when affixed shall be deemed to be an original that is enforceable against the executing Party.

11. Term, Termination, and Survival. Subject to any limitations of applicable law, this Termination shall continue in full force and effect from the Execution Date until the end of time and to the bounds of the universe unless earlier terminated by the written agreement of the Parties.

IN WITNESS WHEREOF, the Parties have executed and delivered this Termination as of the Execution Date.

“LICENSOR” LEVEL BRANDS INC. By: /s/ Martin Sumichrast Name: Martin Sumichrast Title: Chief Executive Officer	“LICENSEE” ISODIOL INTERNATIONAL INC. By: /s/ Marcos Agramont Name: Marcos Agramont Title: Chief Executive Officer